EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC. ANNOUNCES HIGHEST OFFER
FOR THE PURCHASE OF KASPER A.S.L., LTD.

NEW YORK, NEW YORK - August 7, 2003 - Jones Apparel Group, Inc. (NYSE:JNY) today announced that the Special Committee of the Board of Directors of Kasper A.S.L., Ltd. has determined that Jones has made the highest offer to purchase Kasper at the previously announced auction. The bid purchase price consists of $204.0 million in cash and the assumption of pre-paid royalties projected to be $12.6 million at closing, for an aggregate value of $216.6 million. In addition, the purchase price is subject to adjustments. The transaction has the support of the Official Creditors' Committee.

Jones Apparel Group's bid is subject to confirmation at a hearing in the Bankruptcy Court scheduled for August 14, 2003. If the bid is confirmed, the purchase of Kasper will be implemented through an amended plan of reorganization that will require, among other things, the approval of the requisite majority of Kasper's creditors and confirmation by the Bankruptcy Court.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Currants, Jamie Scott, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier and Judith Jack. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2002 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

# # #